Exhibit 10.9

PROFESSIONAL SERVICES AGREEMENT

This Professional Services Agreement (the “Agreement”) is made and entered into as of February 25, 2005 (“Effective Date”) by and between Specialized Marketing Services, Inc. (“SMS”), a California corporation, with offices located at 17809 Gillette Avenue, Irvine, California 92614-6501 and Amerikal Nutraceutical Corp. (“Amerikal”), a California corporation, with its principal place of business located at 17751 Mitchell Avenue, Irvine, California 92614.

WHEREAS, Amerikal desires to procure services in the area of marketing fulfillment (the “Services”) and wishes to retain Services of SMS as set forth in this Agreement.

WHEREAS, SMS wishes to provide Services to Amerikal on the terms and conditions as set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants set forth in this Agreement, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:

1.                                       Professional Services.  SMS agrees to provide Amerikal with the Services as set forth in Exhibit A attached hereto or any other Exhibits as from time to time may be added to this Professional Services Agreement.

2.                                     Fees.  In consideration for the Services to be performed under this Agreement, Amerikal hereby agrees to pay SMS the fees set forth in Exhibit A below or any other Exhibits as from time to time may be added to this Professional Services Agreement. SMS will submit invoices to Amerikal on a monthly basis for Services provided in the previous month. Amerikal will pay such invoices ten (15) days after receipt. In the event that Amerikal disputes any invoice submitted, Amerikal shall provide written notice to SMS within ten (10) days of the receipt of invoice, detailing the reason for the disputed amounts. Notwithstanding the foregoing, Amerikal shall pay SMS for any undisputed amounts due. Past due accounts are subject to a one and one half percent (1.5%) finance charge per month or the maximum allowed by law for each month that payment remains outstanding. Funds for postage or shipping shall be kept on deposit at SMS and requests for deposits will be payable upon receipt.

3.                                     Confidentiality.  The parties entered into a certain Mutual Confidentiality and Non-Disclosure Agreement (“NDA”) dated February 25, 2005 of which the terms and conditions are hereby incorporated herein.

4.                                     Term and Termination.  This Agreement is effective as of the date first written above, and will continue in effect for a period of one (1) year from the Effective Date, unless terminated earlier in accordance with the terms of this Agreement. Thereafter, this Agreement shall renew for additional 12 month periods.

(a)                              Amerikal may terminate this Agreement, with or without cause, upon sixty (60) days prior written notice to SMS. SMS may terminate this Agreement, with or without cause, upon sixty (60) days prior written notice to Amerikal. Upon any termination of this Agreement, it is Amerikal’s obligation to pay SMS the fees due for Services completed prior to such termination. Furthermore Amerikal acknowledges and agrees to pay SMS for costs related to closing out Amerikal’s account with SMS which shall consist of: (i) extracting data from the system and providing such data to Amerikal; (ii) performing an inventory cycle count, preparing outstanding orders for shipping, dumping, or recycling; (iii) coordinating the transfer of materials and information; (iv) dumping and/or recycling fees; and (v) any additional services requested in writing by Amerikal.

(b)                             SMS may terminate the Agreement immediately in the event Amerikal fails to pay any invoice within sixty (60) days of receipt of invoice.

(c)                              Where agreement, approval, acceptance, or consent by either party is required by any provision of this Agreement, such action shall not be unreasonably delayed or withheld.

(d)                             Sections 2, 3, 4, 5, 7, 11, 13 and 14 shall survive any termination or expiration of this Agreement.

5.                                       Indemnification.

A.        Indemnification: To the fullest extent permitted by law, Amerikal shall, at Amerikal’s sole expense and with counsel reasonably acceptable to SMS, indemnify, defend, and hold harmless SMS from and against all Claims arising from any cause, directly or indirectly arising out of or relation to this Contract, or the Product without limitation; (a) the use of the Product by any other party; (b) the negligence or misconduct of Amerikal or of any employee, agent or contractor of Amerikal; (c) Amerikal’s conduct of business; (d) any breach or default in performance of any obligation on Amerikal’s part to be performed under this Contract, whether before or during the Contract Term or after its expiration and/or termination. The foregoing indemnification extends to and includes claims for: (a) injury to any persons (including death); (b) loss of, injury or damage to, or destruction of property (including all loss of use); and (c) all economic losses and consequential or resulting damage of any kind. Amerikal’s insurance obligations under this Contract are independent of Amerikal’s exculpation, indemnification, and other obligations under this Contract and shall not be construed or interpreted in any way to restrict, limit, or modify Amerikal’s exculpation, indemnification, and such obligations of Amerikal or to limit Amerikal’s liability under this Contract.

B.        Duty to Defend: Amerikal’s duty to defend SMS is separate and independent of Amerikal’s duty to indemnify SMS. The duty to defend includes claims for which SMS may be liable without fault or strictly liable. The duty to defend applies regardless of whether the issues of negligence, liability, fault, default, or other obligation on the part of Amerikal have been determined. The duty to defend applies immediately, regardless of whether SMS has paid any sums or incurred any detriment arising out of or relating (directly or indirectly) to any Claims. It is the express intention of the parties that SMS be entitled to summary adjudication or summary judgment regarding Amerikal’s duty to defend SMS at any stage or any claim of suit within the scope of Section 13.

C.        Exculpation: To the fullest extent permitted by law, Amerikal waives all Claims (in law, equity or otherwise) against SMS arising out of, and agrees that SMS shall not be liable to Amerikal for (and Amerikal knowingly and voluntarily assumes the risk of) the following: (a) injury to or death of any person; (b) loss of, injury or damage to, or destruction of any tangible or intangible property, including the resulting loss of use, economic losses and consequential or resulting damages of any kind form any cause. This exculpation clause shall not apply to claims against SMS to the extent that a final judgment of a court of competent jurisdiction established that the injury, loss, damage

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or destruction was proximately caused by SMS’ fraud, gross negligence, willful injury to person or property, or violation of law.

D.        Survival: The indemnification and exculpation provisions of Section 13 shall survive the expiration or termination of this Contract until all Claims contemplated by these provisions are fully, finally and absolutely barred by the applicable statute of limitations.

E.   Damages: In no event shall SMS be liable to Amerikal for any consequential losses, claims, damages or liabilities.

6.                                     Insurance.  SMS is to be named as additional insured on Amerikal’s Product Liability Policy. Proof of insurance to be forwarded to SMS within thirty days of this agreement. Amerikal is responsible to provide their own insurance for product loss and fire while stored or in transit to the SMS warehouse on designated warehouse facility.

7.                                     Notice.  Any notice or other communication required or permitted to be given by either party under this Agreement shall be given in writing, by personal delivery, or by registered or certified mail, return receipt requested, addressed to each respective party at its current address as set forth above, or to such other address as either party shall indicate by proper notice to the other in the manner provided herein. All notices will be deemed to be given when received in accordance with the provisions of this Section 7.

8.                                     Assignment.  This Agreement may not be assigned by either party without written consent of the other.

9.                                     Relationship of the Parties.  It is understood that SMS is an independent contractor, and that this Agreement does not create any agency, employment, partnership, joint venture or similar relationship between the parties, and neither Amerikal nor SMS has any authority to bind the other with respect to any matter. Under no circumstances shall either SMS or Amerikal have the right or authority to act or make any commitment of any kind to any third party on behalf of the other party or to represent the other party in any way as an agent.

10.                               Force Majeure.  Neither party shall be in default by reason of failure in performance of this Agreement if such failure arises, directly or indirectly, out of causes reasonably beyond the control or foreseeability of either party, including but not limited to, default by suppliers, acts of God or the public enemy, U.S. or foreign governmental acts in either a sovereign or contractual capacity, transportation contingencies, fire flood, epidemic, restrictions and strikes.

11.                                 Waiver and Severability.  No waiver of any breach of this Agreement shall constitute a waiver of any other breach of the same or any other provision of this Agreement, and no waiver shall be effective unless made in writing. If any provision of this Agreement is held by a court of competent jurisdiction to be illegal or unenforceable, such provision shall be severed and the remainder of this Agreement shall continue in full force and effect. Unless stated otherwise, all remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to either party at law, in equity, or otherwise.

12.                                 Federal Compliance.  The parties agree to comply with all applicable federal and state laws, regulations and requirements in regard to all Services provided under this Agreement.

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13.                              Governing Law and Forum.  The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of California applicable to agreements executed and to be performed solely within such state. The parties hereby submit to the jurisdiction of, and waive any venue objections against, the United States District Court for the Central District of California, Orange County Branch and the Superior and Municipal Courts of the State of California, Orange County in any litigation arising out of this Agreement. The prevailing party shall be awarded its reasonable attorney’s fees and costs in any lawsuit arising out of or related to this Agreement.

14.                               General.  Section headings in this Agreement are for convenience of reference only and are not part of this Agreement. This Agreement shall be governed by and interpreted in accordance with the internal laws of the State of California. In any action arising out of or related to this Agreement, the prevailing party shall be entitled to recover its reasonable attorney fees and related expenses, in addition to any other relief granted. This Agreement and all exhibits attached hereto, sets forth the entire understanding between SMS and Amerikal relating to the subject matter hereof, and supersedes all prior or contemporaneous agreements related thereto. No modification of this Agreement shall be effective unless set forth in a writing executed by the party to be charged with such modification. This Agreement may be executed in two or more counterparts, each of which, when so executed and delivered, shall be an original instrument, but all of which together shall constitute a single agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their authorized representatives, effective as of the date first set forth above.

Specialized Marketing Services, Inc.

Signature:	/s/ Michael D. Stannard

Michael D. Stannard
General Manager

Date:	2/25/05

Amerikal Nutraceutical Corp.

Signature:	/s/ Herrie Tantono

Printed Name:	Herrie Tantono

Title:	President

Date:	February 25, 2005

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Mutual Non Disclosure Agreement

This Mutual Non Disclosure Agreement (the “Agreement”) is made and entered into as of the 25th day of February, 2005 (the “Effective Date”) by and between SPECIALIZED MARKETING SERVICES, INC., a California corporation with offices at 17809 Gillette Ave, Irvine, CA 92614 (“SMS”) and Amerikal Nutraceutical Corp. a CA corporation with offices at 17751 Mitchell Avenue Irvine, CA 92614 (the “Company”).

WHEREAS, SMS and Company have agreed to enter into certain business discussions and/or transactions regarding Marketing Services (the “Transaction”);

WHEREAS, SMS and Company will disclose certain information and documentation that is non-public, confidential and/or proprietary in nature during discussions regarding the Transaction in order to evaluate a potential business relationship between SMS and Company (the “Purpose”);

NOW THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, and intending to be legally bound by this Agreement, SMS and Company hereby agrees as follows:

1.                                       Any information and documents that are furnished by one party to another, whether intentionally or unintentionally and whether or not related to the Transaction, unless otherwise excepted, are proprietary and confidential and shall be used only for the Purpose. This information includes, without limitation: the terms of this Agreement; technical specifications and operating manuals; information relating to and descriptions of current, future, or proposed products and services and combinations of products and services; financial information; information related to mergers or acquisitions; passwords and security procedures; computer programs, software, and software documentation; customer and/or prospective client lists, data files, and all other information relating in any way to the customer and/or prospective clients and printouts; records; policies, practices and procedures; and any or all other information, data or materials relating to the business, trade secrets and technology of a parry, its customers, clients, employees, business affairs, affiliates, subsidiaries and the affiliates of its parent organization (all of the foregoing collectively referred to as “Confidential Information”). For the purpose of this Agreement, the “Discloser” is the party to whom the Confidential Information belongs and the “Recipient” is the party receiving Confidential Information.

2.                                       Each party agrees to maintain the Confidential Information in confidence using the same degree of care that it uses to protect its own information of a confidential nature, but in no event less than a reasonable standard of care. Each party further agrees to (a) restrict disclosure of Confidential Information solely to persons who need to know the Confidential Information to perform under this Agreement, and (b) use the Confidential Information only for the Purpose, and (c) not to disclose any Confidential Information to any third party without written approval of Discloser, and (d) inform those third parties and other persons who receive Confidential Information of its confidential nature and obtain their written agreement to abide by confidentiality provisions that are no less stringent than those set forth in this Agreement. Recipient agrees that it shall not make copies of the Confidential Information except as absolutely required for the Purpose. All copies made, in any medium whatsoever, shall retain all confidential and proprietary markings of the original and shall be covered by the terms and conditions of this Agreement.

3.                                       Except as required by law, without the prior written consent of Discloser, neither Recipient nor any of its representatives will disclose to any other person or entity the fact that the Confidential Information has been made available, that discussion or negotiations are taking place concerning the Transaction, or any of the terms, conditions or other facts with respect to the Transaction.

4.                                       All Confidential Information is and will remain the property of Discloser. By disclosing the Confidential Information, Discloser does not grant any express or implied license or other rights to or under its copyrights, trademarks, trade secrets or other proprietary rights.

5.                                       The obligations imposed under this Agreement shall not apply to Confidential Information that (a) is made public by Discloser, or (b) is or becomes generally available to the public other than as a result of disclosure by Recipient or its representatives, or (c) is or becomes available to Recipient on a non-confidential basis from a source (other than Discloser or its representatives) that is not known to Recipient to be prohibited from disclosing such

Confidential Information to Recipient by a legal, contractual or fiduciary obligation to Discloser; or (d) is disclosed with the prior written consent of Discloser. In the event that Recipient or any of its agents becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil or criminal investigative demand or similar process) to disclose any Confidential Information, then Recipient shall provide Discloser with prompt prior notice so that Discloser may seek a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, or that Discloser waives compliance with the provisions of this Agreement, Recipient will furnish only that portion of the Confidential Information which in the judgment of its counsel is legally required and will exercise reasonable efforts to obtain assurances that confidential treatment will be accorded the Confidential Information.

6.                                       Each party acknowledges and agrees that any breach or threatened breach of any of the provisions of this Agreement will result in immediate and irreparable harm and that any remedies at law in such event will be inadequate. Each party agrees that such breaches, whether threatened or actual, will give the non-breaching party the right to terminate this Agreement immediately and obtain injunctive relief to restrain such disclosure or use. This right shall, however, be in addition to and not in lieu of any other remedies at law or in equity.

7.                                       Either party may terminate this Agreement at any time upon ten (10) days prior written notice to the other party. Either party may immediately terminate this Agreement upon written notice in the event of a breach by the other party of any term or condition of this Agreement. Notwithstanding any termination of the Agreement, and whether or not the Transaction proceeds, all provisions of this Agreement will remain in effect for a period of two (2) years from the Effective Date hereof unless sooner terminated or superseded by mutual agreement of the parties.

8.                                       Upon termination of the Agreement, all copies of the Confidential Information, except for that portion of the Confidential Information that consists of analyses, compilations, forecasts, studies or other documents prepared by Recipient will either be destroyed or returned to the Discloser within ten (10) days following written request. That portion of the Confidential Information that consists of analyses, compilations, forecasts, studies or other documents prepared by Recipient will be held by Recipient and kept confidential and subject to the terms and conditions of this Agreement or destroyed in the event negotiations for the Transaction are terminated.

9.                                       This Agreement is not intended to and shall not be construed as creating a joint venture, partnership, or other form of business association between the parties. Neither party shall have the power or authority or bind or obligate the other party.

10.                                 This Agreement will be governed by and construed in accordance with the laws of the State of California irrespective of its choice of laws principles.

11.                                 This Agreement constitutes the only agreement between the parties relating to the confidentiality of information provided in connection with the Transaction. This Agreement will expressly survive whatever determination the parties may make regarding the Transaction. Without limiting the scope of the preceding sentence, the terms and restrictions of this Agreement will continue to apply during any transaction between the parties, except and only to the extent otherwise set forth in the documents pertaining to such transaction.

12.                                 Any notices required or permitted hereunder will be in writing and will be deemed to have been properly given: (i) upon delivery if delivered personally or by courier or overnight service; or (ii) five (5) business days after mailing by certified mail, postage prepaid, return receipt requested, to the parties at the following address (or to such other address of which either party may notify the other in a notice that complies with the provision of this section):

To Specialized Marketing Services, Inc.	To:	AMERIKAL NUTRACEUTICAL CORP.
17809 Gillette Ave		ATTN HERRIE TANTONO, PRES
Irvine, CA 92614		17751 MITCHELL AVE
ATTN: General Manager		IRVINE CA 92614

13.                                 No modification or waiver of any provision of this Agreement will be valid unless such modification or waiver is in writing and) signed by the party against whom it is sought to be enforced. No waiver at any time of any provision of this Agreement will be deemed to be a waiver of any other provision of this Agreement.

14.                                 If any provision of this Agreement is held for any reason to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability will not affect any other provisions of this Agreement and this Agreement will be construed as if such invalid, illegal or unenforceable provision had not been contained herein.

IN WITNESS WHEREOF, the parties have caused their respective authorized representatives to enter into this Agreement.

Specialized Marketing Services, Inc.		Company:	AMERIKAL NUTRACEUTICAL CORP.

By:	/s/ Michael Stannard	By:	/s/ Herrie Tantono
Name:	Michael Stannard	Name:	Herrie Tantono
Title:	G.M.	Title:	President
Date:	2/25/05	Date:	Feb 25, 2005

EXHIBIT “A”

SCOPE OF WORK & FEES

SMS will perform the following as part of our order processing price

1.               Download orders or program information from in-bound telemarketing services.

2.               Prepare orders and download to merchant bank for credit authorization (declined c.c. are attempted 6 times in a 35 day credit card cycle).

3.               Prepare packing slips, labels and manifest for shipping.

4.               Settle credit card sales for deposit to account.

5.               Receive merchandise, prepare receiving reports and maintain inventory reports, which include:

A.           Product activity

B.             Shipped manifest reports

C.             Unshipped manifests

D.            Backorder reports by unit and dollars

6.               Additional reports include

A.           Sales by source (individual TV stations on media)

B.             Cashiering journal (credit cards, checks or e-checks)

C.             Deposit verification by source

D.            Customer service detail reports

E.              Continuity and installment reports

7.               Monthly preparation of necessary state sales tax reports.

8.               Sales, inventory, delivery confirmation are provided daily

Cost for the above described services:

$1.95 for 1-2999 per order

$1.90 for 3000-3999 per order

$1.85 for 4000-5000 per order

(excluding postage, assembly and packaging materials)

Assembly of client supplied shipper box with insert will bill at $.l7ea

Additional items shipped in the same order will bill at $0.50

Monthly continuity shipments will bill at $1.45 ea

Installment billing each installment will bill at $.75 ea (excluding postage)

Manual input of orders will bill at $.75 each.

Packing materials will be billed on usage

Additional assembly or custom packaging will be estimated as need arises.

(Above prices do not include postage or shipping charges. All outgoing postage must be paid in advance of shipping.)

Return Service

The following procedures are all included in the return price.

A.         Receive merchandise from consumer

B.           Inspect merchandise and remove shipping label and match to any correspondence.

C.           Read and assign customer service codes from return labels and correspondence.

D.          Data entry return information to include name, address, order number, quantity and action to be taken.

E.            Issue electronic credit for credit card return and credits to issue a check for returns when original payment was by check. (An advance refund account must be established prior to issuing any refund checks.)

Cost per return $1.95 each.

Live Customer Service Call

A.           Customer service agents will be trained to answer to specific inquiries on product or service.

B.             Agents can answer questions or issue credits, authorize returns, cancel future shipments, send out tracers or perform over twenty additional customer service functions.

Cost per customer service call $1.95 for first 3 min.

Additional minutes at $.75 per minute.

Additional phone charges will bill at actual cost.

Chargebacks will bill at $3.00 each.

E-Mail Customer Service

SMS will answer e-mail inquiries, returns, credits, change of shipment dates and additional customer requests via e-mail.

Cost per e-mail transaction $1.95 each.

Warehouse Charges

Storage per month will bill at $15.00 per pallet.

Truck Unloading

Partial 20’ ft. truck unloading	$45.00
20’ ft. truck unloading	$135.00
40’ ft. truck unloading	$260.00

Postage Account

ANC will maintain with SMS an advance postage account in an amount to cover cots of shipping for ANC. In the even the account has no funds in it, SMS will not ship orders until the account has been replenished.

Minimum Billing

The above prices quoted are based on a guaranteed minimum of 2,200 orders per month. In the event the guaranteed minimum billing is not generated, SMS reserves the right to renegotiate prices based on the lower projected volume. Prices quoted do not include any special computer programming you may require, postage, packaging materials or labor for over packing or special labor projects.

II.                                  SMS shall have the right to increase prices on labor or materials due to increases assessed SMS by material suppliers and/or federal or state minimum labor rate increases equal to the percentage of increase passed to SMS.

SMS shall charge a minimum weekly of $250.00 for any period requiring order processing, cashiering and sales reporting.

Computer and program set up charge for the initial program will be $1,000.00 if we already work with Telemarketers and Merchant Bank. Any additional specialized programming will be based on an hourly rate of $115.00 per hour.

III.                              SMS shall have the right to increase the prices as a result of an annual review beginning with the first option term. Increases shall not exceed ten percent (10%).